Exhibit 99.1

Victory Energy Announces First Quarter 2017 Financial Results

AUSTIN, TX--(May 15, 2017) - Victory Energy Corporation (OTCQB: VYEY) ("Victory Energy" or "the Company"), a growth stage, Exploration and Production Company, today announced operating results for the three months ended March 31, 2017.

First Quarter Highlights

•	Received investment capital of $660,000 from Aurora partner Navitus Energy Group (NEG) during the three months ended March 31, 2017.

•	Oil and natural gas revenues increased 29% compared to the first quarter of 2016.

•	At March 31, 2017, the Company held a working interest in 30 gross wells located in the states of Texas and New Mexico.

"We remain focused on our previously communicated growth through acquisitions strategy, and during the last six-months have been actively reviewing prospect acquisition targets in the upstream, midstream and oil services sectors”, stated Kenny Hill, CEO of Victory Energy. “The somewhat stable commodity price environment and significant lowering of break-even prices in the major basins are creating a more favorable marketplace for raising the capital required for the opportunities we are actively reviewing" continued Mr. Hill.

"Our long-time Aurora partner, Navitus Energy Group (NEG), has contributed $970,000 of investment capital this year to support ongoing operations and prospect opportunity review needs. In addition, this capital has aided in the resolution of effectively all outstanding company litigation matters." said Mr. Hill.
Victory Energy is an independent, growth-oriented oil and natural gas company focused on acquiring, developing and producing oil and natural gas properties generally in multiple plays. Through its partnership interest in Aurora Energy Partners, the Company can acquire needed capital when ideal projects, with specific capital return and development profiles become available.
First Quarter in Review
Oil and natural gas revenues increased $19,307 or 29% to $85,300 for the three months ended March 31, 2017 from $65,993 for the three months ended March 31, 2016. The increase is primarily the result of increases in oil and natural gas commodity prices which was partially offset by a decrease in oil production.

General and administrative expenses increased $150,276 or 34% to $594,437 for the three months ended March 31, 2017 from $444,161 for the three months ended March 31, 2016. The increase is primarily due to stock compensation expenses incurred in 2017.

Depreciation, depletion, amortization and accretion expenses decreased $22,978 or 48% to $25,041 for the three months ended March 31, 2017 from $48,019 for the three months ended March 31, 2016. The decrease is primarily due to lower production volumes.

Interest expense increased $56,169 or 169% to $89,358 for the three months ended March 31, 2017 from $33,189 for the three months ended March 31, 2016. The increase is primarily due to the newly issued note payable - affiliate.

Net loss attributable to Victory Energy was $658,036, a loss of $0.02 per share, for the three months ended March 31, 2017 compared to a net loss of $441,624 or $0.01 per share for the prior year. The weighted average shares outstanding at March 31, 2017 and March 31, 2016 were 31.2 million shares.

About Victory Energy
Victory Energy Corporation (VYEY), is a publicly held, independent, growth-oriented oil and gas exploration and production company based in Austin, Texas, with additional resources located in Midland, Texas. The Company has historically been focused on the acquisition and development of unconventional resource play opportunities in the Permian Basin, the Eagle Ford shale of South Texas and other strategically important areas that offer predictable economic outcomes and long-lived reserve characteristics, but will pursue opportunistic acquisitions in other areas. The Company’s asset portfolio includes both vertical and horizontal wells in prominent formations such as the Eagle Ford, Austin Chalk, Woodbine, Spraberry, Wolfcamp, Wolfberry, Mississippian, Cline, Fusselman and Ellenberger. Victory Energy has a seasoned management team with extensive industry relationships to help grow the Company. For more information about the Company please visit www.vyey.com.

Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words "will," "potential," "believe," "estimated," "intend," "expect," "may," "should," "anticipate," "could," "plan," "project," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Among these forward-looking statements are statements regarding EURs, estimated BOE, estimated future gross undiscounted cash flow and estimated drilling and completion costs. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including but not limited to, our ability to successfully complete pending acquisitions, integrate them with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the acquisitions, changes to drilling plans and schedules by the operators of prospects, overruns in costs of operations, hazards, delays, and any other difficulties related to drilling for and producing oil or gas, the price of oil, NGLs, and gas, results of marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth, and other factors described in the Company's most recent Annual Report on Form 10-K and any updates to those risk factors set forth in the Company's Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in the Company's other filings with the Securities and Exchange Commission ("SEC") that are available on the SEC's website at www.sec.gov, and on the Company's website at www.vyey.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.